Exhibit 99.1

Gopher Protocol Develops and Filed Patent & Trademark for FriendInMe

PERRIS, Calif., Sept. 14, 2015 (GLOBE NEWSWIRE) -- Gopher Protocol Inc. (GOPH) ("Gopher") today announced that it has developed technology and filed a patent and trademark for FriendInMe, a new method to define privacy level by mobile users. The system is intended to work over mobile devices and computerized systems to oversee and monitor users online and offline activities. The system is a computer program that communicates with proprietary microchips via a separate, secured, and encrypted private network. The system's privacy level is determined by a predefined user's setup.

This new patent is derivative of the GopherInsight(TM) platform, which is a new, integrated circuit technology developed by Gopher. GopherInsight(TM) is the heart of a new concept mobile system targeted to learn and adapt to each consumer's shopping habits.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher") is a heuristic-based technology platform that connects consumers with the products and services they need through a novel way of master scheduling deliverables according to demand at the customer's location based on a smartphone application, the internet or by phone call. Gopher is presently developing mobile applications including The Magic Leaf, The Corporate Courier, Taximania and RoadFriend that are part of the GopherExpress platform -- http://hermesroll.com/ which content has been shifted into the Gopher branding under http://gopherex.com/ and gopherex.net as well as gas delivery via Neft -http://neftapp.com/

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336